Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-163579 on Form F-10 of our reports dated March 6, 2009 relating to the consolidated financial statements of Brookfield Properties Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 40-F for the year ended December 31, 2008; and our report dated March 6, 2009 (December 8, 2009 as to the effects of the adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”) and related disclosures as discussed in Note (f)(iii)) on the reconciliation of Canadian generally accepted accounting principles to accounting principles generally accepted in the United States (which report expresses an unqualified opinion and includes an explanatory paragraph concerning retrospective adjustments related to the adoption of SFAS 160) appearing in the Company’s Report on Form 6-K, as filed with the Commission on December 8, 2009.
/s/  Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
December 15, 2009